January 23, 1997                                            Mark L. Pulaski
                                                            (717) 231-5702

           KEYSTONE FINANCIAL ANNOUNCES PLANS FOR SHARE REPURCHASE

      HARRISBURG, PA, January 23 - Keystone Financial, Inc., (NMS, NASDAQ:
KSTN), the fifth largest bank holding company headquartered in Pennsylvania,
today announced   plans for repurchasing its stock.
      Under terms of the existing program, announced in November 1995, the Board of Directors authorized a common share repurchase program of up to 1.5 million shares.
      In order to satisfy the pooling of interests accounting requirements associated with the recently announced acquisition of Financial Trust Corp (Financial Trust), the Board of Directors today amended the share repurchase program to limit the maximum number of shares to be reacquired to 1.2 million, with the repurchase program terminating no later than the closing date of the Financial Trust merger. Shares repurchased under the program are to be held as treasury stock for various corporate programs, including the funding of existing employee benefit and share related plans. The company presently holds approximately 326,000 shares in treasury under this program.
      In a separate action, the Board of Directors also authorized the repurchase of up to 1.5 million additional shares of Keystone common stock for issuance in the previously announced acquisition of First Financial Corporation of Western Maryland (First Financial). This transaction will be accounted for as a purchase business combination. This repurchase program will be completed no later than 30 days subsequent to closing.
      "We remain committed to improving our performance and building value for our shareholders," Carl L. Campbell, president and chief executive officer said. "These share repurchase programs support the accomplishment of these objectives," he added.
      Keystone recently reported record results for the year ended December 31, 1996. Upon completion of the previously announced acquisitions of Financial Trust, a bank holding company headquartered in Carlisle, PA, with approximately $1.2 billion in assets and 48 community offices in seven counties in Pennsylvania and Maryland, and First Financial, a thrift holding company headquartered in Cumberland, MD with approximately $345 million in assets, the assets of Keystone will increase 30% to approximately $6.7 billion and Keystone will operate over 200 offices in Pennsylvania, Maryland and West Virginia. The completion of both acquisitions is scheduled for later this year.


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       Keystone Financial has six member banks -- American Trust Bank, N.A.,
Cumberland, MD; Frankford Bank, N.A., Horsham, PA; Keystone National Bank, Lancaster, PA; Mid-State Bank, Altoona, PA; Northern Central Bank, Williamsport, PA; and Pennsylvania National Bank, Pottsville, PA--which together operate 145 offices in Pennsylvania, Maryland and West Virginia. Keystone also operates several non-banking companies providing specialized services including Martindale Andres & Co., (asset management firm), West Conshohocken, PA; Keystone Dealer Finance Center, Williamsport, PA, and KeyCall Phone Banking Center, Cumberland, MD.

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